                                                                 May 30, 1997


Keystone International Fund Inc.
200 Berkeley Street
Boston, Massachusetts  02116-5034

Gentlemen:

     I am Senior Vice President of and General Counsel to Keystone Investment Management Company, investment adviser to Keystone International Fund Inc. (the "Fund"). You have asked for my opinion with respect to the proposed issuance of 9,755,890 additional shares of the Fund.

     To my knowledge, a Prospectus was filed with the Securities and Exchange Commission (the "Commission") as part of Post-Effective Amendment No. 65 to the Fund's Registration Statement, which covers the public offering and sale of the Fund shares currently registered with the Commission.

     In my opinion, such additional shares, if issued and sold in accordance with the Fund's Articles of Organization, as amended ("Articles of Organization"), By-Laws, as amended, and offering Prospectus, will be legally issued, fully paid, and nonassessable by the Fund, entitling the holders thereof to the rights set forth in the Articles of Organization and subject to the limitations set forth therein.

     My opinion is based upon my examination of the Fund's Articles of Organization and By-Laws; a review of the minutes of the Fund's Board of Directors authorizing the issuance of such additional shares; and the Fund's Prospectus. In my examination of such documents, I have assumed the genuineness of all signatures and the conformity of copies to originals.

     I  hereby   consent  to  the  use  of  this  opinion  in  connection   with
Post-Effective Amendment No. 66 to the Fund's Registration Statement, which covers the registration of such additional shares.

                                                    Very truly yours,

                                                    /s/ Rosemary D. Van Antwerp

                                                    Rosemary D. Van Antwerp
                                                    Senior Vice President and
                                                    General Counsel


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